Carla Baca
Director of Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES NEW CHIEF FINANCIAL OFFICER

NASHVILLE, Tennessee, February 2, 2016 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that J. Christopher (“Kris”) Douglas has been appointed as the Company’s Executive Vice President and Chief Financial Officer effective March 1, 2016. Scott W. Holmes, the Company’s current CFO, will continue to serve in that role until March 1, 2016 and will then remain with the Company in accounting and financial reporting capacities through 2018.

Mr. Douglas (age 40) has been employed by the Company since 2003. He has served as Senior Vice President, managing the Company’s property acquisition and disposition team since 2011. Prior to that, Mr. Douglas served as Senior Vice President, Asset Administration, administering the Company’s net lease portfolio and led the disposition of the Company’s senior living portfolio in 2007. Mr. Douglas has a background in commercial and investment banking and, in recent years, has been involved in the Company’s financing and capital markets activities.

Mr. Holmes (age 61) joined the Company as Senior Vice President - Financial Reporting in 1998 and has served as the Company’s Chief Financial Officer since January 2003.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.  The Company had investments of approximately $3.2 billion in 195 real estate properties as of September 30, 2015.  The Company's 195 owned real estate properties are located in 30 states and total approximately 14.1 million square feet.  The Company provided leasing and property management services to approximately 9.6 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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